EXHIBIT 99.2

CRANSHIRE CAPITAL, L.P.

3100 Dundee Road, Suite 703

Northbrook, IL 60062

August 4, 2009

Stephen M. Hosmer

Royale Energy, Inc.

7676 Hazard Center Drive, Suite 1500

San Diego, California 92108

Re:	Waiver

Dear Stephen:

Reference is hereby made to that certain (i) Warrant No. 0001 issued by Royale Energy, Inc. (the “Company”) issued to Cranshire Capital, L.P. (“Cranshire”) on June 10, 2008 (the “Warrant”) and (ii) Securities Purchase Agreement, dated as of August 4, 2009, by and among the Company and the other parties thereto (the “Purchase Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.

In connection with the issuance of common stock of the Company (the “Common Stock”) under the Purchase Agreement, pursuant to the express terms of the Warrant, the Exercise Price of the Warrant will be automatically adjusted to $1.99 pursuant to Section 2(b) of the Warrant. Cranshire hereby waives the automatic upward adjustment that would occur pursuant to Section 2(c) of the Warrant solely as a result of such downward adjustment to the Exercise Price described above. Notwithstanding the foregoing, this waiver shall only be valid and effective to the following extent: if and whenever after the date hereof the Company issues or sells, or is deemed to have issued or sold, Common Stock (as determined pursuant to Section 2(b) of the Warrant) (but excluding any Excluded Securities (as defined in the Securities Purchase Agreement) issued or sold or deemed to have been issued or sold) for consideration per share (as determined in accordance with Section 2(b) of the Warrant) (the “Price Per Share”) less than (i) the Exercise Price in effect immediately prior to the adjustment thereto described above (which is $7.30 (as adjusted for any stock dividend, stock split, stock combination or other similar transaction)) and greater than or equal to $1.99 (as adjusted for any stock dividend, stock split, stock combination or other similar transaction) or (ii) the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale, then, in each case of clauses (i) and (ii), the adjustment to the number of Warrant Shares will be made pursuant to Section 2(c) of the Warrant as if the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale was $7.30 (as adjusted for any stock dividend, stock split, stock combination or other similar transaction occurring after the date hereof) (or, if applicable, such lesser price if a previous adjustment was made pursuant to this sentence) and was adjusted downward to the Price Per Share (provided that no actual upward adjustment to the Exercise Price then in effect will be made). In the event that the Company does not recognize, and immediately notify Cranshire of, any such adjustments to the number of Warrant Shares under the Warrant as contemplated in the immediately preceding sentence, then this waiver shall be null and void ab initio and all adjustments contemplated by the Warrant in the absence of this waiver shall be given full force and effect.

Please confirm your understanding of the foregoing and that the above waiver and related terms and conditions thereof are acceptable to the Company by signing below and returning a copy of this letter to Cranshire.

Sincerely,

CRANSHIRE CAPITAL, L.P.

By: Downsview Capital, Inc.
Its: General Partner

/s/ Keith A. Goodman
By: Keith A. Goodman

Its:  COO – Downview Capital, Inc.,

The General Partner

Confirmed and the above waiver and related

terms and conditions thereof are acceptable to

the Company this 4th day of August 2009:

ROYALE ENERGY, INC.

/s// Stephen M. Hosmer

By:  Stephen M. Hosmer

Its:  Co-President, Co-Chief Executive Officer

and Chief Financial Officer

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